UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

First Commonwealth Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 North Sixth Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2009, the Executive Compensation Committee (the “Committee”) of the Board of Directors of First Commonwealth Financial Corporation (“First Commonwealth”) approved the 2009 Annual Incentive Plan (“AIP”) and the 2009 – 2011 Long-Term Incentive Plan (“LTIP”). The Committee also approved awards under the AIP and LTIP whereby certain executive officers of First Commonwealth, including: John J. Dolan, President and Chief Executive Officer; Edward J. Lipkus, III, Executive Vice President and Chief Financial Officer; T. Michael Price, President of First Commonwealth Bank; Sue A. McMurdy, Executive Vice President and Chief Information Officer; and David R. Tomb, Jr., Senior Vice President and Secretary (who were our “named executive officers” based on 2008 total compensation); have the opportunity to receive bonus compensation based on the attainment of certain performance goals set forth in the plans. A summary of the material terms of the AIP and LTIP follows.

2009 Annual Incentive Plan

Under the terms of the AIP, each participating executive has the opportunity to earn a bonus equal to a percentage of his or her base salary subject to the attainment of corporate and individual performance goals during the 2009 fiscal year. For participants other than the Chief Executive Officer (“CEO”), corporate performance goals are assigned an aggregate weighting of 70% and individual goals are assigned an aggregate weighting of 30%. For the CEO, corporate performance goals are assigned an aggregate weighting of 80% and individual goals are assigned an aggregate weighting of 20%.

The corporate performance goals under the AIP and their weightings are as follows:

Goal	Weighting for CEO	Weighting for Other Participants
Core Earnings Per Share*	35%	25%
Core Return on Equity*	35%	25%
Core Efficiency Ratio*	—	15%
Consumer Household Growth	—	5%
Non-Performing Loan Ratio**	10%	—
Total:	80%	70%

*	Core Earnings Per Share, Core Return on Equity and Core Efficiency Ratio are calculated by excluding any extraordinary, unusual, special or one-time items, or legal, accounting or regulatory changes, in each case, as determined by the Committee in its sole discretion.
**	Non-Performing Loan Ratio is the ratio of non-performing loans as a percentage of total loans. In addition to being a corporate performance goal for Mr. Dolan, the non-performing loan ratio is also an individual performance goal for Mr. Price.

Individual performance goals vary for each participant, can be qualitative or quantitative, and generally relate to significant projects or milestones for the executive’s division, function or business unit.

Under the AIP, no awards will be paid unless First Commonwealth achieves earnings per share of at least $0.68 for the year ending December 31, 2009, calculated in accordance with generally accepted accounting principles (GAAP).

2009-2011 Long-Term Incentive Plan

Under the 2009-2011 Long-Term Incentive Plan, each participating executive has the opportunity to earn incentive compensation equal to a percentage of his or her base salary subject to the attainment of First Commonwealth’s corporate performance goals during the three-year period ending December 31, 2011. The corporate performance goals under the Long-Term Incentive Plan and their weightings are as follows: (1) cumulative earnings per share – 40%; (2) return on equity – 40%; and (3) efficiency ratio – 20%. Corporate performance goals for the LTIP are calculated in accordance with GAAP.

Target Awards for Named Executive Officers

Each plan establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a percentage of the participant’s base salary. Performance at the threshold level results in a payout equal to 50% of the target award; performance at the target level results in a payout equal to 100% of the target award; and performance at the superior level results in a payout equal to 150% of the target award. Payout percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels.

The target awards for the named executive officers under the AIP and LTIP are as follows:

Executive	Target Award Base Salary Percentage	Target Award Amount
John J. Dolan
AIP	50%	$265,000
LTIP	50%	$265,000
T. Michael Price
AIP	50%	$180,250
LTIP	50%	$180,250
Edward J. Lipkus, III
AIP	35%	$99,750
LTIP	35%	$99,750

Executive	Target Award Base Salary Percentage		Target Award Amount
Sue A. McMurdy AIP LTIP	25 25	% %	$ $	73,031 73,031
David R. Tomb, Jr. AIP LTIP	25 25	% %	$ $	67,000 67,000

The Committee reserved the right, in its sole discretion, to settle any award granted under the AIP or the LTIP using shares of restricted stock or restricted stock units having a fair market equal to the value of the award that would otherwise be payable under the plan. However, in no event may the Committee settle awards with stock or stock-based compensation unless the shares are issued pursuant to a plan that is approved by our shareholders in accordance with New York Stock Exchange rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2009

FIRST COMMONWEALTH FINANCIAL CORPORATION
(Registrant)

By:	/s/ EDWARD J. LIPKUS, III
Edward J. Lipkus, III
Executive Vice President and Chief Financial Officer